     Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Appoints Robert Power as Executive Chairman

CALGARY, Alberta
(Tuesday January 12, 2010) Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce the appointment of Robert Power as Executive Chairman and Director. The Board of Directors wishes to thank Mark Norris, former Minister of Economic Development for the Province of Alberta, for the valuable contributions he made while he served as Chairman over the past 18 months. During Mr. Norris' tenure, Wescorp's water and solids remediation technology was advanced from pilot plants to commercial field operations. Mr. Norris will remain on Wescorp's Board of Directors.

"Wescorp is now on the cusp of its next stage of growth. We have proven our water and soils technology and focused our current operations on the growth of this business unit", stated Mark Norris. "I thank my fellow board members and all of the Wescorp team, and I look forward to helping to facilitate the transition of Robert Power as the Board's Executive Chairman."

Mr. Power brings corporate leadership and a broad range of experience in energy, environment, law and business. Mr. Power is the Board Chair of EuroMax Resources (TSV) and a board member of Adriana Resources (TSV). He recently completed a 5-year term as Co-Chair of Blakes National Energy Law Group. Previously, he lead his own law and consulting firm, chaired Canada's largest foundation, the Ontario Trillium Foundation, and served in leadership roles in both the international ISO and national CSA environmental standards development processes. Mr. Power has been repeatedly ranked in international and national legal reviews as a Tier 1 lawyer and Robert is also a member of the Young Presidents Organization (YPO).

"I am delighted to be part of the Wescorp story. Water use reduction and recycling is one of the biggest environmental, economic and social challenges of the next 20 years. Wescorp has proven a key technology that will help society and industry address these challenges efficiently and cost effectively", stated Robert Power.

"Wescorp will now execute a business plan which identifies and utilizes strategic partners to maximize our technology utilization and revenue growth. As a board, we will be adding to our strengths, and as a company we will continue to refine and deploy our technology. 2010 will be an exciting year for Wescorp.

"I wish to recognize Mark Norris for his leadership over the last 18 months, during which the critical steps for success where taken. I thank Mark for his continued support and participation and look forward to working with the whole Wescorp team."

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free             1.877.255.8483
Office Line          1.403.255.8483
Mobile                 1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.
JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL. : 514 939-3989 OR 416 644-2020